Exhibit 99.3
CBIZ, Inc.
IMPACT OF DISCONTINUED OPERATIONS
and OTHER RECLASSIFICATIONS

	Three Months Ended				Year Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenue	(3,699)	(3,902)	(3,248)	(3,118)	(13,967)

Operating expenses	(4,282)	(4,243)	(3,766)	(3,425)	(15,716)

Gross income (loss)	583	341	518	307	1,749

Corporate general and administrative	—	(13)	—	—	(13)

Operating income (loss)	583	354	518	307	1,762

Other income (expense):
Interest expense	2	13	—	—	15
Gain (loss) on sale of operations, net	—	—	—	—	—
Other income (expense), net	1	(1)	—	—	—

Total other income (expense)	3	12	—	—	15

Income (loss) from continuing operations before income tax expense	586	366	518	307	1,777

Income tax expense (benefit) — Effective Rate	235	146	207	123	711

Income (loss) from continuing operations	351	220	311	184	1,066

Income (loss) from operations of discontinued business, net of tax	(351)	(220)	(311)	(184)	(1,066)
Gain (loss) on disposal of discontinued business, net of tax	—	—	—	—	—

Net Income	—	—	—	—	—

	Three Months Ended				Year Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008	December 31, 2008
Revenue	(4,204)	(4,346)	(4,878)	(4,902)	(18,330)

Operating expenses	(4,511)	(4,583)	(5,122)	(5,215)	(19,431)

Gross income (loss)	307	237	244	313	1,101

Corporate general and administrative	—	—	—	—	—

Operating income (loss)	307	237	244	313	1,101

Other income (expense):
Interest expense	2	(1)	—		1
Gain (loss) on sale of operations, net	(1)	1	—	—	—
Other income (expense), net	(1)	(1)	(4)	—	(6)

Total other income (expense)	—	(1)	(4)	—	(5)

Income (loss) from continuing operations before income tax expense	307	236	240	313	1,096

Income tax expense (benefit) — Effective Rate	123	94	96	125	438

Income (loss) from continuing operations	184	142	144	188	658

Income (loss) from operations of discontinued business, net of tax	(184)	(142)	(144)	(188)	(658)
Gain (loss) on disposal of discontinued business, net of tax			—	—	—

Net Income	—	—	—	—	—

NOTE: The above information presents the impact of the discontinued operations and other reclassifications to the respective quarterly and annual consolidated statements of operations.